SALES AGREEMENT



        between

        Katy Industries, Inc., 6300 S. Syracuse Way, Suite 300,
        Englewood, Colorado 80111-6723

                         - the Seller  -

                                          and

        Pegasus Beteiligungen Aktiengesellschaft
        Bahnhofstrasse 55-57, 69115 Heidelberg,

                          - the Buyer  -



        Preamble

        (1)    The Seller holds an interest of 75% in Schoen & Cie AG,
                       Pirmasens, the capital stock of which is 12 million DM. Of the total of 240,000 shares the Seller holds
                       180,000 bearer shares with a nominal value of
                       50.00 DM each.

        (2)    The shares held by the Seller referred to in subsection 1 are held in Seller's custody account maintained with Commerzbank AG, Frankfurt am Main.

        (3)    Furthermore, the Seller holds certain rights vis a vis Schoen &
                       Cie hereinafter referred to as Income certificate.

        (4)    The parties believe that the Buyer possesses certain expertise which will be valuable in assisting Schoen & Cie AG to develop and implement strategies necessary for the long term success of the company.

        Now therefore the parties hereto agree on the following


        Sales Agreement

                                                                       1

        (1)    The Seller hereby sells to the Buyer 90,000 shares of Schoen &
                       Cie AG together with the respective coupons
                       (Nos. 2 - 20) and renewal coupon.

        (2) The Seller shall be liable for the aggregate amount of aforesaid shares and shall guarantee that aforesaid shares are free of any third-party rights and/or any preemption rights. Any further liability on the part of the Seller is hereby excluded.

        (3)   In addition, the Seller hereby sells 50% of its rights based on and derived from its Income Certificates.


                                            2

        (1)    The purchase price for the shares and the rights pursuant to
                       1 subsection 2 shall be one Deutschmark.

        (2) The purchase price shall increase by 2/3 of the proceeds realized by the Buyer as result of a possible sale of the shares pursuant to 1 subsection 2 to a third party within a period of time of four years as from conclusion of this Agreement. The purchase price shall further increase by 2/3 of such amounts as are realized by the Buyer from the rights pursuant to 1 subsection 3.

        (3) Any portions of the purchase price pursuant to subsection 2 shall be due upon expiration of a period of time of four weeks after receipt of proceeds.

        (4) In the event the Buyer shall not have sold the shares within a period of four years from the conclusion of this Agreement, then the Buyer and the Seller will in good faith attempt to reach agreement regarding a mutually agreeable method of addressing the situation. If the parties are unable to reach agreement, then the provisions of subsection 2 shall remain in effect beyond the end of the four year period referred to until the shares are disposed of. However, the Seller shall have the right to seek a purchaser for two-thirds (2/3) of the shares held by the Buyer and, if successful, the Seller shall be entitled to retain the remaining one-third (1/3) of the shares without further obligation upon the eventual sale of those shares.

        (5) The provisions of the last sentence of subsection 2 relating to amounts realized by the Buyer with respect to the rights shall continue indefinitely.

        (6) Any exchange of the shares (and/or the rights) for other shares or securities (for example, in a merger) shall not be considered a sale for purposes of subsection 2.


                                           3

        (1)    The Seller and the Buyer hereby agree that the ownership in the aforesaid shares shall pass to the Buyer.

        (2) The Seller hereby assigns its claim for surrender of the shares held in its custody account maintained with Commerzbank
               AG to the Buyer.  The Buyer hereby accepts said assignment.

        (3) The Seller hereby assigns its rights based on and derived from aforesaid Income Certificates to the Buyer. The Buyer accepts said assignment.






                                          4

        This Agreement shall be governed by the law of the Federal Republic of Germany. Place of performance and place of jurisdiction shall be Frankfurt am Main.


        Seller                               Buyer


        KATY INDUSTRIES, INC.      PSGASUS
        BETEILIGUNGEN AG

        By:    /s/ Arthur R. Miller
        By:

          General Counsel and
          Authorized Agent

        NB: Preemption right or right of preemption [Vorkaufsrecht] herein means the right of purchasing the shares before or in preference of third parties